PROSPECTUS SUPPLEMENT NO. 10 (to Prospectus dated February 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-215157

THE FIRST BANCSHARES, INC.

3,563,380 Shares of Common Stock

This prospectus supplement relates to the Prospectus dated February 21, 2017 (“Base Prospectus”), as supplemented by Prospectus Supplement No. 1 dated March 16, 2017 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 dated April 13, 2017 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3 dated May 10, 2017 (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 dated May 30, 2017 (“Prospectus Supplement No. 4”), Prospectus Supplement No. 5 dated August 9, 2017 (“Prospectus Supplement No. 5”), Prospectus No. 6 dated October 25, 2017 (“Prospectus Supplement No. 6”), Prospectus Supplement No. 7 dated November 1, 2017 (“Prospectus Supplement No. 7,” ), Prospectus Supplement No. 8 dated November 10, 2017 (“Prospectus Supplement No. 8,”) and Prospectus Supplement No. 9 dated December 7, 2017 (“Prospectus Supplement No. 9,” and together with the Base Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8 and Prospectus Supplement No. 9, the “Prospectus”), which permits the resale of up to 3,563,380 outstanding shares of our common stock by the selling securityholders identified in the Prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This prospectus supplement is being filed to update, amend, and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 22, 2018, (the “Form 8-K”). Accordingly, the text of the Form 8-K is included herein and made a part of this prospectus supplement. You should read this prospectus supplement together with the Prospectus, which is to be delivered with this prospectus supplement.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On February 21, 2018, the closing sale price of the common stock on the NASDAQ Global Market was $32.25 per share.

The securities offered by the selling securityholders, which are shares of our common stock, are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

Investing in our common stock involves a certain degree of risk. We urge you to carefully read the section entitled “RISK FACTORS” beginning on page 7 of the Base Prospectus, as amended and supplemented by the “Risk Factors” included in Item 1A. of The First Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was included in Prospectus Supplement No. 1, as updated by the “Risk Factors” set forth in Item 1A. of The First Bancshares, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was included in Prospectus Supplement No. 8, and all other information included in the Prospectus in its entirety before you decide whether to invest.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

THE FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6480 U.S. Highway 98 West, Suite A

Hattiesburg, Mississippi

(Address of principal executive officers)

39402

(Zip Code)

(601) 268-8998

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

On February 15, 2018 (the “Notification Date”), The First Bancshares, Inc. (the “Company”) was notified by T.E. Lott & Company (“Lott”), that its senior audit partner had decided to retire and as a result Lott will not stand for re-appointment as the Company’s independent registered public accounting firm following the issuance of the Company’s audited financial statements and filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

On February 15, 2018, the Audit Committee of the Company’s Board of Directors approved the engagement of Crowe Horwath LLP (“Crowe”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2018, subject to completion of Crowe’s standard client acceptance procedures and the execution of an engagement letter.

Lott’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2016 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and December 31, 2016, and the subsequent interim period through the Notification Date, there were (i) no disagreements with Lott within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lott, would have caused Lott to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company for such years; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Lott with a copy of the disclosures contained herein prior to filing with the Securities and Exchange Commission (the “SEC”) and requested that Lott furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Lott’s letter dated February 22, 2018, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

During the fiscal years ended December 31, 2015 and December 31, 2016, and the subsequent interim period through the Notification Date, neither the Company nor anyone acting on behalf of the Company consulted with Crowe regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
16.1	Letter, dated February 22, 2018, from T.E. Lott & Company to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The First Bancshares, Inc.

Date: February 22, 2018

/s/ Donna T. (Dee Dee) Lowery
	Name:	Donna T. (Dee Dee) Lowery
	Title:	EVP and CFO

Exhibit 16.1

February 22, 2018

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01, Changes in Registrant’s Certifying Accountant, of Form 8-K dated February 22, 2018, of The First Bancshares, Inc., and are in agreement with the statements, as they relate to our firm, contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ T. E. Lott & Company

Columbus, Mississippi